Exhibit 23.1




               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We have issued our report dated August 22, 2001 (except for note G, as to which date is September 28, 2001 and note B, as to which date is February 14, 2002), accompanying the consolidated financial statements of The Credit Store Inc. and subsidiaries included in the amended Annual Report on Form 10-K of The Credit Store Inc. for the year ended June 30, 2001. We hereby consent to the incorporation by reference of said report in the Registration Statement of The Credit Store Inc. on Form S-8 (File No. 33-42278, effective July 26, 2000).


/s/  GRANT THORNTON LLP



Minneapolis, Minnesota
March 5, 2001